Investor Contacts: Jim McLemore, CFA President & CEO 337.237.8343 Lorraine Miller, CFA EVP & CFO 337.593.3143

MidSouth Bancorp, Inc. Reports Second Quarter 2017 Results
and Declares Quarterly Dividends

Quarterly Highlights

•	Completed management transition and reorganization

•	Significantly strengthened balance sheet of the Bank

◦	Completed $55 million capital raise

◦	Tangible Common Equity ratio improves to 9.17% from 6.80% sequentially

◦	Stable Core Deposits account for 90% of deposit mix

•	Realignment of branch network - announced closure of 7 branches and pending sale of 2 branches

•	Quarterly loss of $0.51 per share, driven by $12.5 million loan loss provision and $2.4 million restructuring charges

•	Written agreement entered into with the Office of the Comptroller of the Currency

LAFAYETTE, LA., July 25, 2017/PRNewswire/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE:MSL) today reported a quarterly net loss available to common shareholders of $6.2 million for the second quarter of 2017, compared to net earnings available to common shareholders of $1.7 million reported for the second quarter of 2016 and for the first quarter of 2017. The loss of $6.2 million, or $0.51 per diluted share, for the second quarter of 2017 was primarily due to increased loan loss provisioning to address credit issues as well as charges related to branch sales/closures and the accrual of severance benefits resulting from the termination of an executive pursuant to an employment agreement. Second quarter 2017 net loss included an after-tax charge of $872,000 for severance and retention accruals, an after-tax charge of $371,000 resulting from the write-down of assets held for sale, and a one-time after-tax charge of $302,000 related to discontinued branch projects. Excluding these non-operating expenses, a loss of $0.38 per diluted share was reported for the second quarter of 2017, compared to diluted earnings per common share of $0.15 for the first quarter of 2017 and for the second quarter of 2016.

Jim McLemore, President and CEO, remarked, "The operating loss this quarter is consistent with our disclosures during our June capital raise. These results reflect our previously announced transition plans that include a more aggressive approach to addressing asset quality and the optimization of our branch network.  Despite the quarterly loss, capital and liquidity levels increased significantly over the prior quarter and our balance sheet is stronger than it has been in many years.  Pre-tax, pre-provision operating earnings increased $0.4 million sequentially. As a result of the Bank's enhanced capital position, we have commenced discussions with our regulators to assess the repayment of the $32 million SBLF preferred stock.”

Additionally, on July 19th, 2017, the Bank entered into a formal written agreement with the Office of the Comptroller of the Currency, (the "OCC").  Mr. McLemore commented, “We embrace and accept the provisions of the agreement with the OCC.   The provisions of the agreement are consistent with the disclosures made during our capital raise.  We believe implementing the provisions of the agreement with our realigned management team and strengthened balance sheet will only serve to enhance our efforts to deal effectively with our problem assets and become a better managed and higher performing institution.”

Energy Lending Update

MidSouth Bank defines an energy loan as any loan where the borrower's ability to repay is disproportionately impacted by a prolonged downturn in energy prices. Under this definition, the Bank includes direct Commercial and Industrial (C&I) loans to energy borrowers, as well as Commercial Real Estate (CRE) loans, Residential Real Estate loans and loans to energy-related borrowers where the loan's primary collateral is cash and marketable securities.

Other comments on the Bank's energy lending:

•
Total energy loans, as defined above, decreased $23.0 million during 2Q17 to $208.8 million, or 16.8% of total loans, from 18.2% at March 31, 2017 primarily due to $16.1 million of payoffs during the quarter.

•	Direct C&I energy loans were $171.5 million or 13.8% of total loans and had a weighted average maturity of 3.1 years at June 30, 2017.

•	Energy-related CRE and residential real estate loans were $37.0 million or 3.0% of total loans at June 30, 2017.

•	Total criticized energy-related loans decreased $18.0 million, or 16.1%, during 2Q17 to $93.5 million and represented 44.7% of energy loans at June 30, 2017, versus 48.1% at March 31, 2017.

•	Seven energy loan relationships had rating changes during the quarter.

◦	Two loan relationship totaling $1.4 million were downgraded to Special Mention

◦	Four loan relationships totaling $5.7 million were downgraded to Substandard

◦	One loan relationship totaling $195,000 was upgraded to Pass

•	Three energy-related charge-offs totaled $6.0 million, including $5.6 million of collateral dependent charge-offs on 2 relationships, of which $2.4 million was reserved as of March 31, 2017.

•	Cycle to date net charge-offs totaled $10.0 million, or 3.76% of December 31, 2014 energy loans, which was when the effects of declining oil prices began to surface.

•
Five new energy-related impairments totaling $2.3 million were identified during 2Q17 and three additional impairment charges of $2.6 million were recorded related to existing impaired loans identified prior to 2Q17.

•
The energy reserve as a percentage of total energy loans, as defined, was 5.4% at June 30, 2017. The reserve attributable to C&I energy loans was approximately 6.4%. The reserve on all other energy loans was 1.0%.

•	The Bank has two Shared National Credits (SNCs) totaling $12.9 million in the energy portfolio at June 30, 2017 and both are rated as Substandard.

•	To date, during the month of July 2017, the Bank has had one rating related change to its energy portfolio:

◦	One credit in the amount of $93,000 was downgraded from Pass to Classified

More information on our energy loan portfolio and other information on quarterly results can be found on our website at MidSouthBank.com under Investor Relations/Presentations.

Balance Sheet

Consolidated assets remained constant at $1.9 billion for the quarters ended June 30, 2017 and 2016 and March 31, 2017. Our stable core deposit base, which excludes time deposits, totaled $1.4 billion at June 30, 2017 and March 31, 2017 and accounted for 90.3% and 90.4% of deposits at June 30, 2017 and March 31, 2017, respectively. Net loans totaled $1.216 billion at June 30, 2017, compared to $1.247 billion at March 31, 2017 and $1.241 billion at June 30, 2016. The $31.8 million reduction in loans during the second quarter demonstrates our accelerated efforts to address nonperforming loans, which resulted in the high level of charge-offs and pay-offs during the quarter.

MidSouth’s Tier 1 leverage capital ratio was 12.66% at June 30, 2017, compared to 10.27% at March 31, 2017. Tier 1 risk-based capital and total risk-based capital ratios were 16.48% and 17.73% at June 30, 2017, compared to 13.14% and 14.40% at March 31, 2017, respectively. Tier 1 common equity to total risk-weighted assets at June 30, 2017 was 12.15%, compared to 8.91% at March 31, 2017. Tangible common equity totaled $174.2 million at June 30, 2017, compared to $128.4 million at March 31, 2017. Tangible book value per share at June 30, 2017 was $10.87 versus $11.28 at March 31, 2017. The changes in regulatory capital levels, tangible common equity and tangible book value per share are primarily attributable to the 4,583,334 shares of common stock issued with the $55.0 million capital raise during the quarter.

Asset Quality

Nonperforming assets totaled $56.4 million at June 30, 2017, a decrease of $2.5 million compared to $58.9 million reported at March 31, 2017. The decrease is primarily attributable to the payoffs/paydowns of $15.3 million of non-accrual loans and the charge-off of $9.1 million of non-accrual loans, which included the charge-offs of $6.9 million of collateral-dependent loans that were on non-accrual at March 31, 2017. These decreases were partially offset by $22.7 million of loans placed on non-accrual during the quarter. Allowance coverage for nonperforming loans increased to 44.88% at June 30, 2017, compared to 42.96% at March 31, 2017. The ALLL/total loans ratio was 1.99% at June 30, 2017 and 1.93% at March 31, 2017. Including valuation accounting adjustments on acquired loans, the total valuation accounting adjustment plus ALLL was 2.11% of loans at June 30, 2017. The ratio of annualized net charge-offs to total loans increased to 4.01% for the three months ended June 30, 2017 compared to 0.83% for the three months ended March 31, 2017.

Total nonperforming assets to total loans plus ORE and other assets repossessed was 4.54% at June 30, 2017 compared to 4.62% at March 31, 2017. Loans classified as troubled debt restructurings, accruing (“TDRs, accruing”) decreased to $1.7 million at June 30, 2017 compared to $2.0 million at March 31, 2017. Classified assets, including ORE, were $148.8 million at June

30, 2017 compared to $148.4 million at March 31, 2017. Downgrades to classified assets totaling $39.5 million during the quarter were partially offset by the payoff/paydown of $29.3 million of classified relationships during the second quarter as well as charge-offs of $9.6 million of loans rated as classified at March 31, 2017.

Second Quarter 2017 vs. First Quarter 2017 Earnings Comparison

MidSouth reported a net loss available to common shareholders of $6.2 million for the three months ended June 30, 2017, compared to net earnings available to common shareholders of $1.7 million for the three months ended March 31, 2017. Net interest income increased $180,000 in sequential-quarter comparison. Noninterest income increased $179,000 in sequential-quarter comparison.

The second quarter of 2017 included non-operating expenses totaling $2.4 million which consisted of $1.3 million of severance and retention accruals, a $570,000 write-down on assets held for sale and a $465,000 one-time charge related to discontinued branch projects. Excluding these non-operating expenses, noninterest expense decreased $2,000 in sequential-quarter comparison. Decreases of $579,000 in salaries and benefits costs and $196,000 in occupancy expenses were primarily offset by increases of $551,000 in legal and professional fees and a $187,000 provision for unfunded lines of credit. The increase in legal and professional fees is primarily due to legal costs related to management transition issues and increased outsourcing expenses to enhance risk management. The provision for loan losses increased $9.7 million in sequential-quarter comparison. A $3.2 million income tax benefit was reported for the second quarter of 2017, compared to income tax expense of $589,000 for the first quarter of 2017.

Dividends on the Series B Preferred Stock issued to the Treasury as a result of our participation in the Small Business Lending Fund (“SBLF”) totaled $720,000 for the second quarter of 2017 based on a dividend rate of 9%, unchanged from $720,000 for the first quarter of 2017. Dividends on the Series C Preferred Stock issued with the December 28, 2012 acquisition of PSB Financial Corporation (“PSB”) totaled $91,000 for the three months ended June 30, 2017 and March 31, 2017.

Fully taxable-equivalent (“FTE”) net interest income increased $163,000 in sequential-quarter comparison, primarily due to an increase in interest income on loans of $109,000 as well as a $65,000 increase in interest income on time and interest-bearing deposits in other banks. Interest income on loans increased in sequential-quarter comparison due to an increase in the average yield on loans of 6 basis points, from 5.29% to 5.35%. The average balance of loans decreased $19.8 million in sequential-quarter comparison due to the high level of charge-offs and payoffs. Excluding purchase accounting adjustments, the loan yield increased 3 basis points, from 5.22% to 5.25% during the same period. Interest income on investment securities increased $39,000 in sequential-quarter comparison. The average yield on investment securities increased 3 basis points, from 2.66% to 2.69%, and the average balance of investment securities increased $1.3 million. The average yield on total earning assets increased one basis point for the same period, from 4.51% to 4.52%, respectively. The FTE net interest margin remained unchanged at 4.18% in sequential-quarter comparison. Excluding purchase accounting adjustments, the FTE net interest margin decreased 2 basis points, from 4.11% for the first quarter of 2017 to 4.09% for the second quarter of 2017.

Second Quarter 2017 vs. Second Quarter 2016 Earnings Comparison

MidSouth reported a net loss available to common shareholders of $6.2 million for the three months ended June 30, 2017, compared to net earnings available to common shareholders of $1.7 million for the three months ended June 30, 2016. Revenues from consolidated operations increased $605,000 in quarterly comparison, from $22.9 million for the three months ended June 30, 2016 to $23.5 million for the three months ended June 30, 2017. Net interest income increased $521,000 in quarterly comparison, resulting from a $636,000 increase in interest income, which was partially offset by a $115,000 increase in interest expense. Noninterest income increased $84,000 in quarterly comparison and consisted primarily of a $98,000 increase in ATM/debit card income and a $44,000 increase in mortgage program fee income. The increases were partially offset by a $55,000 decrease in service charges on deposits accounts.

Excluding non-operating expenses of $2.4 million for the second quarter of 2017, noninterest expenses increased $187,000 in quarterly comparison and consisted primarily of a $500,000 increase in legal and professional fees and a $189,000 increase in data processing costs, which were partially offset by a $239,000 decrease in occupancy expense and a $166,000 decrease in corporate development. A reclass of certain hosted services subscriptions from corporate development into data processing at the beginning of 2017 caused the fluctuations in those two expense categories. The provision for loan losses increased $10.2 million in quarterly comparison, from $2.3 million for the three months ended June 30, 2016 to $12.5 million for the three months ended June 30, 2017. A $3.2 million income tax benefit was reported for the second quarter of 2017, compared to income tax expense of $1.0 million for the second quarter of 2016.

Dividends on preferred stock totaled $811,000 for the three months ended June 30, 2017 and June 30, 2016. Dividends on the Series B Preferred Stock were $720,000 for the second quarter of 2017, unchanged from $720,000 for the second quarter of 2016. Dividends on the Series C Preferred Stock issued with the December 28, 2012 acquisition of PSB Financial Corporation (“PSB”) totaled $91,000 for the three months ended June 30, 2017 and June 30, 2016.

FTE net interest income increased $496,000 in prior year quarterly comparison. Interest income on loans increased $159,000 due to an increase in the average yield on loans of 4 basis points. The average balance of loans decreased $1.7 million in prior year quarterly comparison. Purchase accounting adjustments added 10 basis points to the average yield on loans for the second quarter of 2017 and 9 basis points to the average yield on loans for the second quarter of 2016. Excluding the impact of the purchase accounting adjustments, average loan yields increased 3 basis points in prior year quarterly comparison, from 5.22% to 5.25%.

Investment securities totaled $436.0 million, or 22.4% of total assets at June 30, 2017, versus $440.1 million, or 22.6% of total assets at December 31, 2016. The investment portfolio had an effective duration of 3.0 years and a net unrealized gain of $2.0 million at June 30, 2017. Interest income on investments increased $405,000 in prior year quarterly comparison. The average volume of investment securities increased $33.7 million in prior year quarterly comparison, and the average tax equivalent yield on investment securities increased 17 basis points, from 2.52% to 2.69%.

The average yield on all earning assets increased 9 basis points in prior year quarterly comparison, from 4.43% for the second quarter of 2016 to 4.52% for the second quarter of 2017. Excluding the impact of purchase accounting adjustments, the average yield on total earning assets increased 9 basis points, from 4.36% to 4.45% for the three-month periods ended June 30, 2016 and 2017, respectively.

Interest expense increased $115,000 in prior year quarterly comparison. Increases in interest expense included a $70,000 increase in interest expense on deposits and a $42,000 increase in interest expense on variable rate junior subordinated debentures. Excluding purchase accounting adjustments on acquired certificates of deposit and FHLB borrowings, the average rate paid on interest-bearing liabilities was 0.51% for the three months ended June 30, 2017 and 0.46% for the three months ended June 30, 2016.

As a result of these changes in volume and yield on earning assets and interest-bearing liabilities, the FTE net interest margin increased 7 basis points, from 4.11% for the second quarter of 2016 to 4.18% for the second quarter of 2017. Excluding purchase accounting adjustments on loans, deposits and FHLB borrowings, the FTE margin increased 7 basis points, from 4.02% for the second quarter of 2016 to 4.09% for the second quarter of 2017.

Year-To-Date Earnings Comparison

MidSouth reported a net loss available to common shareholders of $4.5 million for the six months ended June 30, 2017, compared to net earnings available to common shareholders of $3.6 million for the six months ended June 30, 2016. Revenues from consolidated operations increased $844,000 in year-over-year comparison, from $45.7 million for the six months ended June 30, 2016 to $46.6 million for the six months ended June 30, 2017. Net interest income increased $460,000 in year-over-year comparison, resulting from a $620,000 increase in interest income, which was partially offset by a $160,000 increase in interest expense. Noninterest income increased $384,000 in year-over-year comparison and consisted primarily of a $192,000 increase in ATM/debit card income, a $78,000 increase in mortgage program fee income and a $56,000 increase in service charges on deposits accounts.

Excluding non-operating expenses of $2.4 million for the second quarter of 2017, noninterest expenses increased $658,000 in year-over-year comparison and consisted primarily of a $627,000 increase in salaries and benefits costs, a $502,000 increase in legal and professional fees and a $352,000 increase in data processing costs, which were partially offset by decreases of $212,000 in occupancy expense, $190,000 in marketing costs, $185,000 in corporate development and $143,000 in ATM/debit card expense. A reclass of certain hosted services subscriptions from corporate development into data processing at the beginning of 2017 caused the fluctuations in those two expense categories. The provision for loan losses increased $10.2 million in year-over-year comparison, from $5.1 million for the six months ended June 30, 2016 to $15.3 million for the six months ended June 30, 2017, primarily due to the high level of charge-offs and additional impairment charges on nonperforming loans in the second quarter of 2017. A $2.6 million income tax benefit was reported for the first six months of 2017, compared to income tax expense of $2.0 million for the first six months of 2016.

In year-to-date comparison, FTE net interest income increased $408,000 primarily due to a $618,000 increase in interest income from investment securities. The average volume of investment securities increased $26.4 million in year-over-year comparison, and the average yield on investment securities increased 13 basis points for the same period. Interest income on loans decreased $85,000 in year-over-year comparison. The average volume of loans increased $9.8 million in year-over-year comparison, and the average yield on loans decreased 3 basis points, from 5.36% to 5.33%. The average yield on earning assets increased 6 basis points in year-over-year comparison, from 4.47% at June 30, 2016 to 4.53% at June 30, 2017. The purchase accounting adjustments added 8 basis points to the average yield on loans for the six months ended June 30, 2017 and 13 basis points for the six months ended June 30, 2016. Net of purchase accounting adjustments, the average yield on earning assets increased 9 basis points, from 4.38% at June 30, 2016 to 4.47% at June 30, 2017.

Interest expense increased $160,000 in year-over-year comparison. Increases in interest expense included a $74,000 increase in interest expense on deposits and an $83,000 increase in interest expense on junior subordinated debentures. These increases were partially offset by a $23,000 decrease in interest expense on short-term FHLB advances. The average rate paid on interest-bearing liabilities was 0.47% for the six months ended June 30, 2017, compared to 0.43% for the six months ended June 30, 2016. Net of purchase accounting adjustments, the average rate paid on interest-bearing liabilities increased 4 basis points, from 0.46% for the six months ended June 30, 2016 to 0.50% for the six months ended June 30, 2017. The FTE net interest margin increased 4 basis points, from 4.15% for the six months ended June 30, 2016 to 4.19% for the six months ended June 30, 2017. Net of purchase accounting adjustments, the FTE net interest margin increased 7 basis points, from 4.04% to 4.11% for the six months ended June 30, 2016 and 2017.

Dividends

MidSouth’s Board of Directors announced a cash dividend was declared in the amount of $0.01 per share to be paid on its common stock on October 2, 2017 to shareholders of record as of the close of business on September 15, 2017. The quarterly common stock cash dividend has been reduced to conserve capital as we work to reduce problem assets. Additionally, a quarterly cash dividend of 1.00% per preferred share on its 4.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C was declared payable on October 16, 2017 to shareholders of record as of the close of business on October 2, 2017.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a financial holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of June 30, 2017. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 57 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. Additional corporate information is available at MidSouthBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include, among others, statements regarding the strength of the Company's balance sheet and its positioning to address problem assets and achieve operating efficiencies and the implementation of the provisions of the formal agreement with the OCC.

Actual results may differ materially from the results anticipated in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions in the markets we serve, including, without limitation, changes related to the oil and gas industries that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; increases in competitive pressure in the banking and financial services industries; increased competition for deposits and loans which could affect compositions, rates and terms; changes in the levels of prepayments received on loans and investment securities that adversely affect the yield and value of the earning assets; our ability to successfully implement and manage our recently announced strategic initiatives; costs and expenses associated with our strategic initiatives and possible changes in the size and components of the expected costs and charges associated with our strategic initiatives; our ability to realize the anticipated benefits and cost savings from our strategic initiatives within the anticipated time frame, if at all; the ability of our strategic initiatives to adequately address the anticipated concerns of the Office of the Comptroller of the Currency (the “OCC”) in its current examination of us and the ability of the Company to comply with the terms of the formal agreement with the OCC; credit losses due to loan concentration, particularly our energy lending and legacy commercial real estate portfolios; a deviation in actual experience from the underlying assumptions used to determine and establish our allowance for loan losses (“ALLL”), which could result in greater than expected loan losses; the adequacy of the level of our ALLL and the amount of loan loss provisions required in future periods including the impact of implementation of the new CECL (current expected credit loss) methodology; future examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, impose conditions on our operations or require us to increase our allowance for loan losses or write-down assets; changes in the availability of funds resulting from reduced liquidity or increased costs; the timing and impact of future acquisitions or divestitures, the success or failure of integrating acquired operations, and the ability to capitalize on growth opportunities upon entering new markets; the ability to acquire, operate, and maintain effective and efficient operating systems; increased asset levels and changes in the composition of assets that would impact capital levels and regulatory capital ratios; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including the impact of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and other changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverage; regulations and restrictions resulting from our participation in government-sponsored programs such as the U.S. Treasury’s Small Business Lending Fund, including potential retroactive changes in such programs; changes in accounting principles, policies, and guidelines applicable to financial holding companies and banking; increases in cybersecurity risk, including potential business disruptions or financial losses; acts of war, terrorism, cyber intrusion, weather, or other catastrophic events beyond our control; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 16, 2017 and in its other filings with the SEC.

MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
EARNINGS DATA	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016
Total interest income	$19,758	$19,531	$19,694	$19,667	$19,122
Total interest expense	1,512	1,465	1,459	1,414	1,397
Net interest income	18,246	18,066	18,235	18,253	17,725
FTE net interest income	18,442	18,279	18,478	18,472	17,946
Provision for loan losses	12,500	2,800	2,600	2,900	2,300
Non-interest income	5,223	5,044	5,071	5,152	5,139
Non-interest expense	19,604	17,230	17,636	17,114	17,041
Earnings (loss) before income taxes	(8,635)	3,080	3,070	3,391	3,523
Income tax expense (benefit)	(3,221)	589	871	993	1,030
Net earnings (loss)	(5,414)	2,491	2,199	2,398	2,493
Dividends on preferred stock	811	811	812	811	811
Net earnings (loss) available to common shareholders	$(6,225)	$1,680	$1,387	$1,587	$1,682

PER COMMON SHARE DATA
Basic earnings (loss) per share	(0.51)	0.15	0.12	0.14	0.15
Diluted earnings (loss) per share	(0.51)	0.15	0.12	0.14	0.15
Diluted earnings (loss) per share, operating (Non-GAAP)(*)	(0.38)	0.15	0.12	0.14	0.15
Quarterly dividends per share	0.09	0.09	0.09	0.09	0.09
Book value at end of period	13.76	15.37	15.25	15.58	15.56
Tangible book value at period end (Non-GAAP)(*)	10.87	11.28	11.13	11.44	11.40
Market price at end of period	11.75	15.30	13.60	10.40	10.04
Shares outstanding at period end	16,026,355	11,383,914	11,362,716	11,362,716	11,362,705
Weighted average shares outstanding
Basic	12,227,456	11,264,394	11,271,948	11,262,282	11,255,042
Diluted	12,237,299	11,282,491	11,273,302	11,262,710	11,255,178

AVERAGE BALANCE SHEET DATA
Total assets	$1,926,408	$1,932,818	$1,960,436	$1,927,351	$1,921,004
Loans and leases	1,254,402	1,274,213	1,277,555	1,268,270	1,256,133
Total deposits	1,551,498	1,569,188	1,591,814	1,562,193	1,562,680
Total common equity	187,762	174,785	176,747	177,866	175,994
Total tangible common equity (Non-GAAP)(*)	141,389	128,124	129,821	130,662	128,516
Total equity	228,871	215,895	217,857	218,976	217,112

SELECTED RATIOS
Annualized return on average assets, operating (Non-GAAP)(*)	(0.97)%	0.35%	0.28%	0.33%	0.35%
Annualized return on average common equity, operating (Non-GAAP)(*)	(10.00)%	3.89%	3.12%	3.55%	3.81%
Annualized return on average tangible common equity, operating (Non-GAAP)(*)	(13.28)%	5.31%	4.25%	4.83%	5.22%
Pre-tax, pre-provision annualized return on average assets, operating (Non-GAAP)(*)	1.30%	1.23%	1.15%	1.30%	1.21%
Efficiency ratio, operating (Non-GAAP)(*)	73.11%	74.51%	75.67%	73.04%	74.49%
Average loans to average deposits	80.85%	81.20%	80.26%	81.19%	80.38%
Taxable-equivalent net interest margin	4.18%	4.18%	4.09%	4.17%	4.11%
Tier 1 leverage capital ratio	12.66%	10.27%	10.11%	10.27%	10.25%

CREDIT QUALITY
Allowance for loan and lease losses (ALLL) as a % of total loans	1.99%	1.93%	1.90%	1.83%	1.69%
Nonperforming assets to tangible equity + ALLL	23.50%	30.34%	33.88%	32.98%	32.77%
Nonperforming assets to total loans, other real estate owned and other repossessed assets	4.54%	4.62%	5.06%	5.03%	4.97%
Annualized QTD net charge-offs to total loans	4.01%	0.83%	0.46%	0.32%	0.40%

(*) See reconciliation of Non-GAAP financial measures on pages 16-18.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

BALANCE SHEET	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Assets
Cash and cash equivalents	$131,437	$78,471	$82,228	$126,667	$98,535
Securities available-for-sale	348,580	357,803	341,873	316,145	318,239
Securities held-to-maturity	87,462	91,242	98,211	103,412	109,420
Total investment securities	436,042	449,045	440,084	419,557	427,659
Other investments	11,666	11,362	11,355	11,339	11,036
Total loans	1,240,253	1,272,000	1,284,082	1,272,800	1,262,389
Allowance for loan losses	(24,674)	(24,578)	(24,372)	(23,268)	(21,378)
Loans, net	1,215,579	1,247,422	1,259,710	1,249,532	1,241,011
Premises and equipment	65,739	68,216	68,954	69,778	68,468
Goodwill and other intangibles	46,239	46,516	46,792	47,069	47,346
Other assets	38,867	33,907	34,217	29,978	28,469
Total assets	$1,945,569	$1,934,939	$1,943,340	$1,953,920	$1,922,524

Liabilities and Shareholders' Equity
Non-interest bearing deposits	$428,419	$426,998	$414,921	$403,301	$383,797
Interest-bearing deposits	1,107,801	1,145,946	1,164,509	1,181,906	1,176,269
Total deposits	1,536,220	1,572,944	1,579,430	1,585,207	1,560,066
Securities sold under agreements to repurchase	90,799	89,807	94,461	95,210	85,786
Long-term FHLB advances	25,211	25,318	25,424	25,531	25,638
Junior subordinated debentures	22,167	22,167	22,167	22,167	22,167
Other liabilities	9,602	8,641	7,482	7,679	10,926
Total liabilities	1,683,999	1,718,877	1,728,964	1,735,794	1,704,583
Total shareholders' equity	261,570	216,062	214,376	218,126	217,941
Total liabilities and shareholders' equity	$1,945,569	$1,934,939	$1,943,340	$1,953,920	$1,922,524

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Income Statements (unaudited)
(in thousands except per share data)

				Percent Change
EARNINGS STATEMENT	Three Months Ended			2Q17 vs. 1Q17	2Q17 vs. 2Q16	Six Months Ended		Percent
	6/30/2017	3/31/2017	6/30/2016			6/30/2017	6/30/2016	Change

Interest income:
Loans, including fees	$16,440	$16,437	$16,332	—%	0.7%	$32,877	$32,736	0.4%
Investment securities	2,790	2,734	2,360	2.0%	18.2%	5,524	4,854	13.8%
Accretion of purchase accounting adjustments	291	185	240	57.3%	21.3%	476	702	(32.2)%
Other interest income	237	175	190	35.4%	24.7%	412	377	9.3%
Total interest income	19,758	19,531	19,122	1.2%	3.3%	39,289	38,669	1.6%

Interest expense:
Deposits	973	935	914	4.1%	6.5%	1,908	1,834	4.0%
Borrowings	416	411	414	1.2%	0.5%	827	850	(2.7)%
Junior subordinated debentures	212	208	170	1.9%	24.7%	420	337	24.6%
Accretion of purchase accounting adjustments	(89)	(89)	(101)	—%	(11.9)%	(178)	(204)	(12.7)%
Total interest expense	1,512	1,465	1,397	3.2%	8.2%	2,977	2,817	5.7%

Net interest income	18,246	18,066	17,725	1.0%	2.9%	36,312	35,852	1.3%
Provision for loan losses	12,500	2,800	2,300	346.4%	443.5%	15,300	5,100	200.0%
Net interest income after provision for loan losses	5,746	15,266	15,425	(62.4)%	(62.7)%	21,012	30,752	(31.7)%

Noninterest income:
Service charges on deposit accounts	2,396	2,480	2,451	(3.4)%	(2.2)%	4,876	4,820	1.2%
ATM and debit card income	1,766	1,703	1,668	3.7%	5.9%	3,469	3,277	5.9%
Gain on securities, net (non-operating)(*)	3	6	20	(50.0)%	(85.0)%	9	20	(55.0)%
Mortgage lending	167	143	123	16.8%	35.8%	310	232	33.6%
Other charges and fees	891	712	877	25.1%	1.6%	1,603	1,534	4.5%
Total non-interest income	5,223	5,044	5,139	3.5%	1.6%	10,267	9,883	3.9%

Noninterest expense:
Salaries and employee benefits	8,110	8,689	8,182	(6.7)%	(0.9)%	16,799	16,172	3.9%
Occupancy expense	3,428	3,624	3,667	(5.4)%	(6.5)%	7,052	7,264	(2.9)%
ATM and debit card	713	721	792	(1.1)%	(10.0)%	1,434	1,577	(9.1)%
Legal and professional fees	936	385	436	143.1%	114.7%	1,321	819	61.3%
FDIC premiums	430	397	420	8.3%	2.4%	827	849	(2.6)%
Marketing	262	280	351	(6.4)%	(25.4)%	542	732	(26.0)%
Corporate development	253	316	419	(19.9)%	(39.6)%	569	754	(24.5)%
Data processing	667	621	478	7.4%	39.5%	1,288	936	37.6%
Printing and supplies	135	183	223	(26.2)%	(39.5)%	318	411	(22.6)%
Expenses on ORE, net	92	79	36	16.5%	155.6%	171	230	(25.7)%
Amortization of core deposit intangibles	276	277	276	(0.4)%	—%	553	553	—%
Severance and retention accruals (non-operating)(*)	1,341	—	—	—%	—%	1,341	—	—%
One-time charge related to discontinued branch projects (non-operating)(*)	465	—	—	—%	—%	465	—	—%
Write-down of assets held for sale (non-operating) (*)	570	—	—	—%	—%	570	—	—%
Other non-interest expense	1,926	1,658	1,761	16.2%	9.4%	3,584	3,503	2.3%
Total non-interest expense	19,604	17,230	17,041	13.8%	15.0%	36,834	33,800	9.0%
Earnings (loss) before income taxes	(8,635)	3,080	3,523	(380.4)%	(345.1)%	(5,555)	6,835	(181.3)%
Income tax expense (benefit)	(3,221)	589	1,030	(646.9)%	(412.7)%	(2,632)	1,993	(232.1)%
Net earnings (loss)	(5,414)	2,491	2,493	(317.3)%	(317.2)%	(2,923)	4,842	(160.4)%
Dividends on preferred stock	811	811	811	—%	—%	1,622	1,238	31.0%
Net earnings available to common shareholders	$(6,225)	$1,680	$1,682	(470.5)%	(470.1)%	$(4,545)	$3,604	(226.1)%

Earnings (loss) per common share, diluted	$(0.51)	$0.15	$0.15	(440.0)%	(440.0)%	$(0.39)	$0.32	(221.9)%

Operating earnings (loss) per common share, diluted (Non-GAAP)(*)	$(0.38)	$0.15	$0.15	(353.3)%	(353.3)%	$(0.26)	$0.32	(181.3)%

(*) See reconciliation of Non-GAAP financial measures on pages 16-18.

Note: Prior period information presented above has been adjusted to reflect a reclass of certain credit card income from interest income to other non-interest income as well as certain wire fee income from other non-interest income into service charges on deposit accounts.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Composition of Loans and Deposits and Asset Quality Data (unaudited)
(in thousands)

COMPOSITION OF LOANS	June 30,	March 31,	Jun 17 vs Mar 17	December 31,	September 30,	June 30,	Jun 17 vs Jun 16
	2017	2017	% Change	2016	2016	2016	% Change
Commercial, financial, and agricultural	$451,767	$469,815	(3.8)%	$459,574	$463,031	$456,264	(1.0)%
Lease financing receivable	866	969	(10.6)%	1,095	1,449	1,641	(47.2)%
Real estate - construction	98,695	100,248	(1.5)%	100,959	96,365	96,331	2.5%
Real estate - commercial	461,064	464,859	(0.8)%	481,155	464,853	463,142	(0.4)%
Real estate - residential	156,394	159,426	(1.9)%	157,872	155,653	148,379	5.4%
Installment loans to individuals	70,031	75,258	(6.9)%	82,660	88,537	94,522	(25.9)%
Other	1,436	1,425	0.8%	767	2,912	2,110	(31.9)%

Total loans	$1,240,253	$1,272,000	(2.5)%	$1,284,082	$1,272,800	$1,262,389	(1.8)%

COMPOSITION OF DEPOSITS
	June 30,	March 31,	Jun 17 vs Mar 17	December 31,	September 30,	June 30,	Jun 17 vs Jun 16
	2017	2017	% Change	2016	2016	2016	% Change
Noninterest bearing	$428,419	$426,998	0.3%	$414,921	$403,301	$383,798	11.6%
NOW & other	465,505	489,789	(5.0)%	472,484	465,850	467,987	(0.5)%
Money market/savings	493,232	505,669	(2.5)%	539,815	557,068	544,256	(9.4)%
Time deposits of less than $100,000	75,196	75,579	(0.5)%	75,940	78,785	80,158	(6.2)%
Time deposits of $100,000 or more	73,868	74,909	(1.4)%	76,270	80,203	83,867	(11.9)%

Total deposits	$1,536,220	$1,572,944	(2.3)%	$1,579,430	$1,585,207	$1,560,066	(1.5)%

ASSET QUALITY DATA
	June 30,	March 31,		December 31,	September 30,	June 30,
	2017	2017		2016	2016	2016
Nonaccrual loans	$54,810	$56,443		$62,580	$60,522	$59,865
Loans past due 90 days and over	165	775		268	968	56
Total nonperforming loans	54,975	57,218		62,848	61,490	59,921
Other real estate	1,387	1,643		2,175	2,317	2,735
Other repossessed assets	36	30		16	283	263
Total nonperforming assets	$56,398	$58,891		$65,039	$64,090	$62,919

Troubled debt restructurings, accruing	$1,653	$1,995		$152	$153	$154

Nonperforming assets to total assets	2.90%	3.04%		3.35%	3.28%	3.27%
Nonperforming assets to total loans + ORE + other repossessed assets	4.54%	4.62%		5.06%	5.03%	4.97%
ALLL to nonperforming loans	44.88%	42.96%		38.78%	37.84%	35.68%
ALLL to total loans	1.99%	1.93%		1.90%	1.83%	1.69%

Quarter-to-date charge-offs	$12,659	$2,906		$1,835	$1,161	$1,425
Quarter-to-date recoveries	255	312		339	151	156
Quarter-to-date net charge-offs	$12,404	$2,594		$1,496	$1,010	$1,269
Annualized QTD net charge-offs to total loans	4.01%	0.83%		0.46%	0.32%	0.40%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Loan Portfolio - Quarterly Roll Forward (unaudited)
(in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2017	2017	2016
LOAN ACTIVITY

Loans originated	$72,316	$63,141	$92,444
Repayments	(116,885)	(72,179)	(65,381)
Increases on renewals	2,531	3,940	3,465
Change in lines of credit	9,151	(4,798)	(18,586)
Change in allowance for loan losses	(96)	(206)	(1,031)
Other	1,140	(2,186)	398
Net change in loans	$(31,843)	$(12,288)	$11,309

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Tangible Common Equity to Tangible Assets and Regulatory Ratios (unaudited)
(in thousands)

COMPUTATION OF TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS	June 30, 2017	June 30, 2016

Total equity	$261,570	$217,941
Less preferred equity	41,092	41,110
Total common equity	220,478	176,831
Less goodwill	42,171	42,171
Less intangibles	4,068	5,175
Tangible common equity	$174,239	$129,485

Total assets	$1,945,569	$1,922,524
Less goodwill	42,171	42,171
Less intangibles	4,068	5,175
Tangible assets	$1,899,330	$1,875,178

Tangible common equity to tangible assets	9.17%	6.91%

REGULATORY CAPITAL

Common equity tier 1 capital	$175,827	$129,516
Tier 1 capital	238,418	192,125
Total capital	256,589	210,444

Regulatory capital ratios:
Common equity tier 1 capital ratio	12.15%	8.86%
Tier 1 risk-based capital ratio	16.48%	13.14%
Total risk-based capital ratio	17.73%	14.39%
Tier 1 leverage ratio	12.66%	10.25%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Quarterly Yield Analysis (unaudited)
(in thousands)

YIELD ANALYSIS	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2017			March 31, 2017			December 31, 2016			September 30, 2016			June 30, 2016

		Tax			Tax			Tax			Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$387,441	$2,416	2.49%	$382,105	$2,327	2.44%	$348,673	$1,965	2.25%	$354,770	$1,983	2.24%	$349,433	$1,940	2.22%
Tax-exempt securities	56,622	570	4.03%	60,618	620	4.09%	66,549	705	4.24%	60,544	635	4.20%	60,972	641	4.21%
Total investment securities	444,063	2,986	2.69%	442,723	2,947	2.66%	415,222	2,670	2.57%	415,314	2,618	2.52%	410,405	2,581	2.52%
Federal funds sold	3,573	9	1.00%	3,571	6	0.67%	3,261	5	0.60%	2,703	3	0.43%	3,655	3	0.32%
Time and interest bearing deposits in other banks	55,331	150	1.07%	41,785	85	0.81%	90,527	125	0.54%	64,444	83	0.50%	76,042	97	0.50%
Other investments	11,493	78	2.71%	11,355	84	2.96%	11,342	78	2.75%	11,253	95	3.38%	11,232	90	3.21%
Loans	1,254,402	16,731	5.35%	1,274,213	16,622	5.29%	1,277,555	17,059	5.31%	1,268,270	17,087	5.36%	1,256,133	16,572	5.31%
Total interest earning assets	1,768,862	19,954	4.52%	1,773,647	19,744	4.51%	1,797,907	19,937	4.41%	1,761,984	19,886	4.49%	1,757,467	19,343	4.43%
Non-interest earning assets	157,546			159,171			162,529			165,367			163,537
Total assets	$1,926,408			$1,932,818			$1,960,436			$1,927,351			$1,921,004

Interest-bearing liabilities:
Deposits	$1,125,482	$973	0.35%	$1,155,407	$935	0.33%	$1,179,174	$929	0.31%	$1,170,660	$915	0.31%	$1,176,387	$903	0.31%
Repurchase agreements	90,807	236	1.04%	92,571	234	1.03%	94,609	241	1.01%	88,560	236	1.06%	85,479	233	1.10%
Federal funds purchased	—	—	—%	—	—	—%	—	—	—%	—	—	—%	2	—	—%
Long-term FHLB advances	25,260	91	1.43%	25,370	88	1.39%	25,474	92	1.41%	25,581	93	1.42%	25,687	91	1.40%
Junior subordinated debentures	22,167	212	3.78%	22,167	208	3.75%	22,167	197	3.48%	22,167	170	3.00%	22,167	170	3.03%
Total interest bearing liabilities	1,263,716	1,512	0.48%	1,295,515	1,465	0.46%	1,321,424	1,459	0.44%	1,306,968	1,414	0.43%	1,309,722	1,397	0.43%
Non-interest bearing liabilities	433,821			421,408			421,155			401,407			394,170
Shareholders' equity	228,871			215,895			217,857			218,976			217,112
Total liabilities and shareholders' equity	$1,926,408			$1,932,818			$1,960,436			$1,927,351			$1,921,004

Net interest income (TE) and spread		$18,442	4.04%		$18,279	4.05%		$18,478	3.97%		$18,472	4.06%		$17,946	4.00%

Net interest margin			4.18%			4.18%			4.09%			4.17%			4.11%

Core net interest margin (Non-GAAP)(*)			4.09%			4.11%			3.98%			4.05%			4.02%

(*) See reconciliation of Non-GAAP financial measures on pages 16-18.

Note: Prior period information presented above has been adjusted to reflect a reclass of certain credit card income from interest income to non-interest income.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited)
(in thousands except per share data)

     Certain financial information included in the earnings release and the associated Condensed Consolidated Financial Information (unaudited) is determined by methods other than in accordance with GAAP. We are providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. "Tangible common equity" is defined as total common equity reduced by intangible assets. "Core net interest margin" is defined as reported net interest margin less purchase accounting adjustments. "Annualized return on average assets, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average assets. "Annualized return on average common equity, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average common equity. "Annualized return on average tangible common equity, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average tangible common equity. "Pre-tax, pre-provision annualized return on average assets, operating" is defined as pre-tax, pre-provision earnings adjusted for specified one-time items divided by average assets. "Tangible book value per common share" is defined as tangible common equity divided by total common shares outstanding. "Diluted earnings per share, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by diluted weighted-average shares. The GAAP-based efficiency ratio is measured as noninterest expense as a percentage of net interest income plus noninterest income. The non-GAAP efficiency ratio excludes specified one-time items in addition to securities gains and losses and gains and losses on the sale/valuation of other real estate owned and other assets repossessed.

     We use non-GAAP measures because we believe they are useful for evaluating our financial condition and performance over periods of time, as well as in managing and evaluating our business and in discussions about our performance. We also believe these non-GAAP financial measures provide users of our financial information with a meaningful measure for assessing our financial condition as well as comparison to financial results for prior periods. These results should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that other companies may use.

		Three Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,
		2017	2017	2016	2016	2016
Average Balance Sheet Data

Total average assets	A	$1,926,408	$1,932,818	$1,960,436	$1,927,351	$1,921,004

Total equity		$228,871	$215,895	$217,857	$218,976	$217,112
Less preferred equity		41,109	41,110	41,110	41,110	41,118
Total common equity	B	$187,762	$174,785	$176,747	$177,866	$175,994
Less intangible assets		46,373	46,661	46,926	47,204	47,478
Tangible common equity	C	$141,389	$128,124	$129,821	$130,662	$128,516

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited) (continued)
(in thousands except per share data)

		Three Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,
Core Net Interest Margin		2017	2017	2016	2016	2016

Net interest income (TE)		$18,442	$18,279	$18,478	$18,472	$17,946
Less purchase accounting adjustments		(380)	(274)	(458)	(493)	(341)
Core net interest income, net of purchase accounting adjustments	D	$18,062	$18,005	$18,020	$17,979	$17,605

Total average earnings assets		$1,768,862	$1,773,647	$1,797,907	$1,761,984	$1,757,467
Add average balance of loan valuation discount		1,720	1,964	2,316	2,634	2,931
Average earnings assets, excluding loan valuation discount	E	$1,770,582	$1,775,611	$1,800,223	$1,764,618	$1,760,398

Core net interest margin	D/E	4.09%	4.11%	3.98%	4.05%	4.02%

		Three Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,
Return Ratios		2017	2017	2016	2016	2016

Net earnings (loss) available to common shareholders		$(6,225)	$1,680	$1,387	$1,587	$1,682
Severance and retention accruals, after-tax		872	—	—	—	—
One-time charge related to discontinued branch projects, after-tax		302	—	—	—	—
Write-down of assets held for sale, after-tax		371	—	—	—	—
Net gain on sale of securities, after-tax		(2)	(4)	—	—	(13)
Net earnings (loss) available to common shareholders, operating	F	$(4,682)	$1,676	$1,387	$1,587	$1,669

Earnings (loss) before income taxes		$(8,635)	$3,080	$3,070	$3,391	$3,523
Severance and retention accruals		1,341	—	—	—	—
One-time charge related to discontinued branch projects		465	—	—	—	—
Write-down of assets held for sale		570	—	—	—	—
Net gain on sale of securities		(3)	(6)	—	—	(20)
Provision for loan losses		12,500	2,800	2,600	2,900	2,300
Pre-tax, pre-provision earnings, operating	G	$6,238	$5,874	$5,670	$6,291	$5,803

Annualized return on average assets, operating	F/A	(0.97)%	0.35%	0.28%	0.33%	0.35%
Annualized return on average common equity, operating	F/B	(10.00)%	3.89%	3.12%	3.55%	3.81%
Annualized return on average tangible common equity, operating	F/C	(13.28)%	5.31%	4.25%	4.83%	5.22%
Pre-tax, pre-provision annualized return on average assets, operating	G/A	1.30%	1.23%	1.15%	1.30%	1.21%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited) (continued)
(in thousands except per share data)

		Three Months Ended					Six Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
Per Common Share Data		2017	2017	2016	2016	2016	2017	2016

Diluted earnings (loss) per share		$(0.51)	$0.15	$0.12	$0.14	$0.15	$(0.39)	$0.32
Effect of severance and retention accruals		0.08	—	—	—	—	0.08	—
Effect of one-time charge related to discontinued branch projects		0.02	—	—	—	—	0.02	—
Effect of write-down of assets held for sale		0.03	—	—	—	—	0.03	—
Diluted earnings (loss) per share, operating		$(0.38)	$0.15	$0.12	$0.14	$0.15	$(0.26)	$0.32

Book value per common share		$13.76	$15.37	$15.25	$15.58	$15.56
Effect of intangible assets per share		2.89	4.09	4.12	4.14	4.16
Tangible book value per common share		$10.87	$11.28	$11.13	$11.44	$11.40

		Three Months Ended
		June 30,	March 31,	December 31,	September 30,	June 30,
Efficiency Ratio		2017	2017	2016	2016	2016

Net interest income		$18,246	$18,066	$18,235	$18,253	$17,725

Noninterest income		$5,223	$5,044	$5,071	$5,152	$5,139
Net gain on sale of securities		(3)	(6)	—	—	(20)
Noninterest income (non-GAAP)		$5,220	$5,038	$5,071	$5,152	$5,119

Total revenue	H	$23,469	$23,110	$23,306	$23,405	$22,864
Total revenue (non-GAAP)	I	$23,466	$23,104	$23,306	$23,405	$22,844

Noninterest expense	J	$19,604	$17,230	$17,636	$17,114	$17,041
Severance and retention accruals		(1,341)	—	—	—	—
One-time charge related to discontinued branch projects		(465)	—	—	—	—
Write-down of assets held for sale		(570)	—	—	—	—
Net (loss) gain on sale/valuation of other real estate owned		(72)	(15)	—	(19)	(24)
Noninterest expense (non-GAAP)	K	$17,156	$17,215	$17,636	$17,095	$17,017

Efficiency ratio (GAAP)	J/H	83.53%	74.56%	75.67%	73.12%	74.53%

Efficiency ratio (non-GAAP)	K/I	73.11%	74.51%	75.67%	73.04%	74.49%